Exhibit 99.1

iPASS REPORTS FOURTH QUARTER
AND FULL YEAR 2006 FINANCIAL RESULTS

Broadband, Software and Services Fees Grew to 50% of Revenues
Company Projects Revenue Growth in First Quarter of 2007

REDWOOD SHORES, Calif. — February 6, 2007 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its fourth quarter and full year ended December 31, 2006.

For the first time, iPass generated more than half of its quarterly revenues from broadband, software and service fees, up from just 22 percent in the fourth quarter of 2005 and a mere 1 percent in July 2003, marking a milestone in our transition from a dial-centric revenue model,” said Ken Denman, chairman and CEO of iPass. “Our balanced revenue model and re-engineered cost structure positions us for non-GAAP profitability in 2007 and for profitable growth in 2008 and beyond.”

During 2006, iPass continued to focus on creating high-value services designed to unify the delivery and management of enterprise mobility while also growing its global broadband footprint. “We are attracting new customers with our broader product platform that includes managed fixed broadband, device management and a global mobile broadband footprint with enhanced coverage for Wi-Fi, 3G mobile data and satellite services,” continued Denman.

Financial Highlights
(In millions, except per share amounts)
	Q4’06	Q3’06	Q4’05
Total Revenues	$45.2	$45.9	$40.3
Broadband Revenues	$13.0	$11.3	$2.9
Software and Service Fee Revenues	$9.8	$9.9	$5.8
Dial Revenues	$22.4	$24.7	$31.6
Operating Income (loss)	$(7.2)	$(4.7)	$2.7
Non-GAAP Operating Income (loss)	$(1.6)	$(1.5)	$3.5
GAAP Net Income (loss)	$(3.7)	$(2.2)	$1.3
GAAP Diluted EPS (loss)	$(0.06)	$(0.03)	$0.02
Non-GAAP Net Income (loss)	$(0.3)	$(0.2)	$1.6
Non-GAAP Diluted EPS (loss)	$(0.00)	$(0.00)	$0.02
Cash and Short Term Investments	$100	$106	$185

Non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS for each of the periods above excludes FAS 123R stock-based compensation, amortization of intangibles, and restructuring charges. Non-GAAP net income and non-GAAP diluted EPS for each of the periods above also include the related tax effects of the non-GAAP adjustments. iPass previously reported non-GAAP net income and non-GAAP diluted EPS on a non-tax effective basis but no longer does so.

During the quarter, iPass reduced combined non-stock compensation network operations, research and development, sales and marketing, and general and administrative expenses by $1.6 million compared with the previous quarter, and expects to reduce these expenses by up to an additional $1 million during the first quarter of 2007.

Business and Operational Highlights

	Q4’06	Q3’06	Q4’05
iPassConnect Software Users	994,000	981,000	906,000
iPass On-Network Users	710,000	751,000	795,000
iPass Off-Network Users	284,000	230,000	111,000
Broadband Users	169,000	142,000	88,500
Dial Users	541,000	609,000	706,000
Broadband Venues	77,000	65,000	40,000
Total Forbes Global 2000 Customers	377	364	291

Share Repurchase Program - During the period October 1, 2006 through December 31, 2006, the company repurchased approximately $6.2 million of its common stock, representing approximately 1.2 million shares. Through January 31, 2007, the company repurchased approximately 3.3 million shares for a total purchase price of approximately $18 million. On May 9, 2006, the company’s Board of Directors approved a share repurchase program authorizing the repurchase of up to $30 million of the company’s common stock over a two-year period.

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ended March 31, 2007, iPass projects revenue of approximately $45.5 million to $47.5 million, fully diluted GAAP loss per share of approximately $0.01 to $0.04 and fully diluted non-GAAP earnings (loss) per share of approximately ($0.01) to $0.02. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings (loss) per share of $0.03 is based on expected FAS 123R stock-based compensation of $1.6 million dollars and the expected amortization of intangibles of $1.1 million, offset by $0.8 million for the related tax effects of the non-GAAP adjustments for the first quarter of 2007 which, when divided by an expected 66 million fully diluted shares outstanding, results in the $0.03 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its fourth quarter and full year 2006 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 48884407.

Cautionary Statements

iPass’ projections of its first quarter 2007 financial results in the title and under the caption "Company Outlook," its expectation that it will be able to return to non-GAAP profitability in 2007 and profitable growth in 2008 and beyond and its expected reduced expenses in the first quarter under the caption “Financial Highlights” in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; iPass may not be able to fully realize the benefits it expects from its acquisition of GoRemote due to a variety of factors, including volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; if bookings or sales are greater than iPass expects, then resulting sales commissions and/or other sales related expenses could cause iPass’ non-stock compensation expenses in the first quarter to be greater than currently expected; and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects. Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Quarterly Report on Form 10-Q under the caption "Factors Affecting Operating Results," in Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on November 9, 2006 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss). iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, and cumulative effect of change in accounting principle, which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Cumulative effect of change in accounting principle consists of a one-time benefit relating to the adoption of FAS 123R. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions and

d) cumulative effect on change in accounting principle

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Cumulative effect on change in accounting principle is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance.

e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the fourth quarter of 2006 and 2005 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the third quarter of 2006 is as follows:

GAAP operating income (loss)	($4,695)
(a) FAS 123R stock-based compensation	1,594
(b) Restructuring charges	541
(c) Amortization of intangibles	1,050
Non-GAAP operating income (loss)	($1,510)

The reconciliation between GAAP and non-GAAP net income (loss) for the third quarter of 2006 on a tax-effected basis is as follows:

GAAP net income (loss)	($2,209)
(a) FAS 123R stock-based compensation	1,594
(b) Restructuring charges	541
(c) Amortization of intangibles	1,050
(d) Provision for income taxes	(1,141)
Non-GAAP net income (loss)	($165)

A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the third quarter of 2006 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	($0.03)
(a) Per share effect of FAS 123R stock-based compensation, restructuring charges, amortization of intangibles and provision for income taxes	0.03
Non-GAAP diluted net income (loss) per share	($0.00)

Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries. Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
Tim Shanahan
650-232-4260
ir@iPass.com

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$45,157	$40,295	$182,711	$169,373

Operating expenses (a)
Network access	15,545	10,686	56,929	42,109
Network operations	7,968	5,149	32,013	20,946
Research and development	5,402	4,519	22,557	17,746
Sales and marketing	13,883	12,525	58,620	50,713
General and administrative	5,350	4,105	23,178	17,593
Restructuring Charges (b)	3,157	-	4,733	-
Amortization of intangibles (c)	1,050	592	3,971	2,367
Total operating expenses	52,355	37,576	202,001	151,474

Operating income (loss)	(7,198)	2,719	(19,290)	17,899

Other income, net	844	1,182	3,659	3,899

Income (loss) before income taxes	(6,354)	3,901	(15,631)	21,798

Provision for (benefit from) income taxes	(2,699)	2,636	(7,301)	8,903

Net income (loss) before cumulative effect of	$(3,655)	$1,265	$(8,330)	$12,895
change in accounting principle
Cumulative effect of change in accounting principle (d)	$-	$-	$(347)	$-
Net income (loss)	$(3,655)	$1,265	$(7,983)	$12,895

Net income (loss) per share:
Basic	$(0.06)	$0.02	$(0.12)	$0.20
Diluted	$(0.06)	$0.02	$(0.12)	$0.19
Number of shares used in per share calculations:
Basic	64,225,707	64,025,730	64,572,603	63,353,779
Diluted	64,225,707	66,776,884	64,572,603	66,277,342
Non-GAAP Diluted Shares	64,225,707	66,776,884	64,572,603	66,277,342

(a) FAS 123(R) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:

Network operations	$239	$31	$1,031	$163
Research and development	286	32	1,235	175
Sales and marketing	463	52	2,206	265
General and administrative	378	110	1,706	534
Total amortization of stock-based compensation	$1,366	$225	$6,178	$1,137

A reconciliation between operating income (loss) on a GAAP basis and non-GAAP operating income (loss) is as follows:

GAAP operating income (loss)	$(7,198)	$2,719	$(19,290)	$17,899
(a) Amortization of stock-based compensation	1,366	225	6,178	1,137
(b) Restructuring Charges	3,157	-	4,733	-
(c) Amortization of intangibles	1,050	592	3,971	2,367
Non-GAAP operating income (loss)	$(1,625)	$3,536	$(4,408)	$21,403

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:

GAAP net income (loss)	$(3,655)	$1,265	$(7,983)	$12,895
(a) Amortization of stock-based compensation	1,366	225	6,178	1,137
(b) Restructuring Charges	3,157	-	4,733	-
(c) Amortization of intangibles	1,050	592	3,971	2,367
(d) Cumulative effect of change in accounting principle	-	-	(347)	-
(1) Provision for income taxes	(2,176)	(502)	(5,999)	(1,278)
Non-GAAP net income (loss)	$(258)	$1,580	$553	$15,121

A reconciliation between diluted net income (loss) per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:

GAAP diluted net income (loss) per share	$(0.06)	$0.02	$(0.12)	$0.19
Per share effect of FAS 123(R) stock-based compensation, amortization of deferred stock-based compensation, restructuring charges, amortization of intangibles, and cumulative effect of change in accounting principle	0.06	0.00	0.13	0.03
Non-GAAP diluted net income (loss) per share	$(0.00)	$0.02	$0.01	$0.22

(1) The estimated non-GAAP effective tax rate was (42%) and 68% for the three months ended December 31, 2006 and 2005, respectively, and(47)% and 41% for the twelve months ended December 31, 2006 and 2005, respectively, and has been used to adjust the provision for (benefit from) income taxes for non-GAAP purposes.

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$15,492	$37,829
Short-term investments	84,538	146,727
Accounts receivable, net	28,579	23,347
Prepaid expenses and other current assets	5,511	3,777
Short-term deferred income tax assets	9,351	4,555
Total current assets	143,471	216,235
Property and equipment, net	10,519	9,210
Other assets	3,344	1,561
Long-term deferred income tax assets	30,873
Acquired intangibles, net	13,705	8,776
Goodwill	61,232	18,692
Total assets	$263,144	$254,474

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,830	$12,669
Accrued liabilities	18,076	12,523
Short-term deferred revenue	5,410	3,031
Total current liabilities	38,316	28,223
Long-term deferred revenue	1,468
Other long-term liabilities	1,969
Total liabilities	$41,753	$28,223
Stockholders' equity:
Common stock	65	64
Additional paid-in capital	247,880	245,456
Deferred stock-based compensation	-	(593)
Accumulated other comprehensive loss	(202)	(307)
Accumulated deficit	(26,352)	(18,369)
Total stockholders' equity	221,391	226,251
Total liabilities and stockholders' equity	$263,144	$254,474